EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


                                                                      State of
Name of Subsidiaries*                                              Incorporation

Koger Real Estate Services, Inc.                                       Florida

Southeast Properties Holding Corporation, Inc.                         Florida




* These subsidiaries are wholly owned by Koger Equity, Inc.